Exhibit (h)(2)

ADMINISTRATION AGREEMENT

This Administration Agreement (this “Agreement”) dated and effective as of January 18, 2023, is by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Administrator”), and DRIVEWEALTH ETF TRUST, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust is an open-end management investment company currently comprised of one or more investment series, each operating as an exchange-traded fund (each, a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Appointment of Administrator

The Trust hereby appoints the Administrator to act as administrator to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

The Trust currently consists of the Fund(s) and their respective classes of shares as listed in Schedule A to this Agreement. In the event that the Trust establishes one or more additional Fund(s) with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Trust shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Fund, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund in writing by the Trust and the Administrator at the time of the addition of such Fund. Each such writing shall be considered an amendment to, and become a part of, this Agreement.

2.	Delivery of Documents

The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

(a)      The Trust’s Declaration of Trust and By-laws (“Governing Documents”);

(b)      The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

(c)      Copies of the resolutions of the Board of Trustees of the Trust (the “Board”) certified by the Trust’s Secretary authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

(d)      A copy of the investment advisory agreement between the Trust and its investment adviser; and

(e)      Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	Representations and Warranties of the Administrator

The Administrator represents and warrants to the Trust that:

(a)      It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

(b)      It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

(c)      All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

(d)      No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement;

(e)      Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

(f)      It will maintain a business continuity contingency plan and a disaster recovery plan and will take commercially reasonable measures to maintain and periodically test such plans;

(g)      It has and will continue to have access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(h)      It is in compliance with all laws applicable to its business, the violation of which would adversely affect the Administrator’s performance of its obligations under this Agreement.

4.	Representations and Warranties of the Trust

The Trust represents and warrants to the Administrator that:

(a)      It is a statutory trust, duly organized, existing and in good standing under the laws of its state of formation;

(b)      It has the requisite power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement;

(c)      All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

(d)      It is an investment company properly registered with the SEC under the 1940 Act;

(e)      The Registration Statement has been filed and, once effective, will remain effective during the term of this Agreement. The Trust also warrants to the Administrator that, as of the effective date of this Agreement and apart from filings to be made by the Administrator on behalf of the Trust pursuant to the terms of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been or will be made when required by applicable law to be made;

(f)      No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

(g)      Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and

(h)      As of the close of business on the date of this Agreement, the Trust is authorized to issue unlimited shares of beneficial interest;

(i)      Where information provided by the Trust or the Trust’s investors includes information about an identifiable individual (“Personal Information”), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Administrator, and as required for the Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trust acknowledges that the Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Administrator shall be kept indemnified by and be without liability to the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information; provided, that provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own negligence, bad faith, fraud or willful misconduct.

5.	Administration Services

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator.

The Administrator shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	Compensation of Administrator; Expense Reimbursement; Trust Expenses

The Administrator shall be entitled to the reasonable compensation for its services and expenses recorded in a written fee schedule, as agreed upon from time to time in writing between the Trust on behalf of each applicable Fund and the Administrator.

The fees are accrued daily and billed monthly. In the event of a termination of this Agreement with respect to a Fund pursuant to Section 13 below before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period.

The Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. For the avoidance of doubt, Trust expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel retained by the Trust (including, if applicable and requested by the Trust, such counsel’s review of the Registration Statement, Form N-CSR, Form N-PORT, Form N-PX, Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members who are not “interested persons” of the Trust (as such term is defined in the 1940 Act); the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-PORT, Form N-PX, and Form N-CEN, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.

7.	Instructions and Advice

At any time, the Administrator may apply to any officer of the Trust or his or her designee for instructions and may consult with its own legal counsel or outside counsel for the Trust or the independent accountants for the Trust, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. For the avoidance of doubt, in the event the Administrator applies to outside counsel for the Trust for consultation, such consultation shall not be considered to be, and shall not be relied upon as, legal advice or guidance, unless otherwise expressly authorized by the Trust and its counsel. Notwithstanding the foregoing, the Administrator shall be entitled to reasonably rely on and may act upon advice of its own counsel, or information provided to it by outside counsel to the Trust on behalf of the Trust, on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

The Administrator shall not be liable, and shall be indemnified by the Trust, for any action reasonably taken or omitted by it in good faith and without negligence, willful misconduct or fraud in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund(s). Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	Limitation of Liability and Indemnification

The Administrator shall at all times exercise reasonable care and act in good faith in the performance of its duties under this Agreement; provided, however, that the Administrator shall assume no responsibility and shall be without liability for any loss, liability, claim or expense suffered or incurred by the Trust except to the extent caused solely by its own negligence, bad faith, fraud or willful misconduct or that of its agents or employees in the performance of the Administrator’s duties hereunder.

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Trust. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence, bad faith, fraud or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to two times its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, for purposes of calculating the cumulative liability of the Administrator (a) for the period commencing on the date of this Agreement and terminating on December 31, 2023 (the “Initial Liability Period”), the Compensation Period shall be the Initial Liability Period, calculated on an annualized basis, and (b) for the period commencing January 1, 2024 and terminating on December 31, 2024, and for each consecutive one-year period thereafter, the Compensation Period shall be such Liability Period commencing January 1 and ending December 31, calculated on an annualized basis.

Neither party shall be responsible or liable for losses arising by reason of any failure or delay in performance of its obligations under this Agreement due to or caused, directly or indirectly, by circumstances beyond its reasonable control, which may include without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, acts of war or terrorism, epidemics, pandemics, governmental actions or communication disruption, except in the case of Administrator, to the extent that such losses are attributable to its breach of its business continuity obligations under this Agreement.

The Trust shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust or upon reasonable reliance on information or records given or made by the Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own negligence, bad faith, fraud or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	Confidentiality

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section shall survive the termination of this Agreement.

10.	Use of Data

(a)      In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Trust or Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Trust and the Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)      Subject to paragraph (c) below, the Administrator and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Trust and the Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust, publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Trust otherwise consents, the Data is combined or aggregated with (i) information relating to other customers of the Administrator and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Trust. The Trust agrees that the Administrator and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data.

(c)      Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.	Compliance with Governmental Rules and Regulations; Records

The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator. In the event that the Administrator is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce the records of the Trust or the Administrator’s personnel as witnesses or deponents, the Trust agrees to pay the Administrator for the Administrator’s time and expenses, as well as the reasonable fees and expenses of the Administrator’s counsel incurred in such production.

12.	Services Not Exclusive

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

13.	Effective Period and Termination

This Agreement shall remain in full force and effect for an initial four-year term (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term”), unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement upon 30 days’ written notice: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust or any Fund, the Trust or the applicable Fund shall pay Administrator its compensation due for services performed under this Agreement and shall reimburse Administrator for its costs, expenses and disbursements, including those associated with the transfer of any records maintained by the Administrator.

In the event of: (i) the Trust’s termination of this Agreement with respect to the Trust or its Fund(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to the Trust or a Fund (or its respective successor), the Trust or the applicable Fund shall pay the Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Administrator with respect to the Trust or such Fund) and shall reimburse the Administrator for its costs, expenses and disbursements, including those associated with the transfer of any records maintained by the Administrator. Upon receipt of such payment and reimbursement, the Administrator will deliver the Trust’s or such Fund’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Trust or a Fund and distribution of the Trust’s or such Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Trust or such Fund is no longer viable (b) a merger of the Trust or a Fund into, or the consolidation of the Trust or a Fund with, another entity, or (c) the sale by the Trust or a Fund of all, or substantially all, of the Trust’s or Fund’s assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to the Trust or such Fund (or its respective successor) on substantially the same terms as this Agreement.

Should the Agreement be terminated by either party for any reason and if requested by the Trust, the Administrator agrees to negotiate, in good faith, to continue performing the services contemplated in this Agreement pursuant to the terms and conditions of this Agreement for such fair compensation as shall be agreed upon between the Fund and the Administrator (with the existing agreed-to compensation at the time of termination being one indicator of what is considered fair compensation) for a reasonable period of time to be agreed upon by the parties in good faith, in order to provide for the orderly transition of services to an alternative service provider designated by the Trust so that, to the extent feasible, the services are maintained without interruption. The Trust shall reimburse the Administrator for additional costs (to be mutually agreed upon by the parties) which are reasonably incurred by the Administrator in the transition. In the event of a merger of the Trust or a Fund into, or the consolidation of the Trust or a Fund with, another entity, or the sale by the Trust or a Fund of all, or substantially all, of its assets to another entity, the Administrator shall reasonably cooperate with the Trust to provide such information and assistance, as may be reasonably requested by the Trust, to effect any such transaction.

Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund.

14.	Delegation

(a)      The Administrator shall have the right, without the consent or approval of the Trust, and subject to the Administrator’s commercially reasonable diligence and oversight, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein, other than services required by applicable law to be performed by the Administrator (each, a “Delegate” and collectively, the “Delegates”). The Administrator shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Administrator had provided such services and committed such acts and omissions itself. The Administrator shall be responsible for the compensation of its Delegates.

(b)      The Administrator will provide the Trust with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Administrator that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Trust may reasonably request from time to time.

(c)      With respect to the Fund Administration Tax Services as set forth on Schedule B2 attached hereto, the Trust acknowledges and agrees to execute and deliver to the Administrator a tax delegation consent in the form set forth as Schedule B2(i) hereto, with such changes as the Administrator may require from time to time. While the parties anticipate that such consent will be valid as long as the Agreement remains in effect, in the event the Trust revokes its consent at any time or does not provided its consent as required hereunder, the Trust acknowledges and agrees that the Administrator may, without liability or prior notice, cease performing any or all of the Fund Administration Tax Services and may renegotiate the fees the Administrator charge for such Fund Administration Tax Services.

(d)      Nothing in this Section 14 shall limit or restrict the Administrator’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

15.	Interpretive and Additional Provisions

In connection with the operation of this Agreement, the Administrator and the Trust on behalf of each of the Funds, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.	Notices

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Trust:

DriveWealth ETF Trust

15 Exchange Place, 10th Floor

Jersey City, New Jersey 07302

Attention: Christopher Quinn

Telephone: 781-929-1094

If to the Administrator:

State Street Bank and Trust Company

State Street Financial Center

One Lincoln Street

Boston, MA 02111

Attention: Danielle Capobianco

Telephone: 617-662-3883

with a copy to:

State Street Bank and Trust Company

Legal Division – Global Services Americas

State Street Financial Center

One Lincoln Street

Boston, MA 02110

Attention: Senior Vice President and Senior Managing Counsel

17.	Amendment

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.	Assignment

This Agreement may not be assigned by (a) the Trust without the written consent of the Administrator or (b) the Administrator without the written consent of the Trust, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of the Administrator.

19.	Successors

This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.

20.	Data Protection

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. This provision will survive termination or expiration of the Agreement for so long as the Administrator continues to possess or have access to personal information related to the Trust. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public. The Administrator will maintain commercially reasonable information security systems and controls, which include administrative, technical, and physical safeguards that are designed to: (i) maintain the security and confidentiality of the Trust’s data, (ii) protect against any anticipated threats or hazards to the security or integrity of the Trust’s data, including appropriate measures designed to meet legal and regulatory requirements applying to the Administrator; and (iii) protect against unauthorized access to or use of the Trust’s data.

The Administrator will at all times employ a current version of one of the leading commercially available virus detection software programs to test the hardware and software applications used by it to deliver the services provided hereunder for the presence of any computer code designed to disrupt, disable, harm, or otherwise impede operation.

21.	Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22.	Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver must be in writing signed by the waiving party.

23.	Severability

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24.	Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

25.	Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

27.	Cooperation with Trust’s Accountants

The Administrator shall cooperate with the Trust’s independent public accountants and take all reasonable actions in the performance of its obligations under this Agreement to provide such information, as may be reasonably requested by the Trust from time to time, to such accountants for the expression of their opinion.

28.	Limitation of Liability of the Trust and Funds

It is expressly acknowledged and agreed that the obligations of the Trust and the Funds under this Agreement are not binding upon any of the trustees, officers, employees, agents or shareholders of the Trust and the Funds individually, but bind only the property of a relevant Fund and no other Fund of the Trust. The Administrator agrees to look solely to the assets of the applicable Fund for the satisfaction of any liability in respect of the Fund under this Agreement and will not seek recourse against such trustees, officers, employees, agents or shareholders, or any of them, or any of their personal assets for such transaction.

29.	No Advertising/Publicity

Neither party shall use the other party’s name, service marks or trademarks, or refer to or identify the other party, in any advertising, publicity releases (including references on any customer lists or posting on web-sites), or promotional or marketing correspondence to others without the other party’s prior written consent.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

DRIVEWEALTH ETF TRUST

By:	/s/ Christopher Quinn
Name:	Christopher Quinn
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Danielle Capobianco
Name:	Danielle Capobianco
Title:	Vice President

SCHEDULE A

Listing of Fund(s)

Fund Name	Entity Type	Jurisdiction of Formation
DriveWealth ICE 100 Index ETF	ETF	N/A

A-1

Schedule B

LIST OF SERVICES

1.	Fund Administration Treasury Services as described in Schedule B1 attached hereto.

2.	Fund Administration Tax Services and Fund Administration Legal Services as described in Schedule B2 attached hereto.

3.	Fund Accounting Services as described in Schedule B3 attached hereto.

4.	Fund Administration CFTC Services as described in Schedule B4 attached hereto.

5.	Fund Administration Money Market Fund Services as described in Schedule B5 attached hereto.

6.	N-PORT Services as described in Schedule B6 attached hereto.

SCHEDULE B1

Fund Administration Treasury Services

(a)	Prepare for the review by designated officer(s) of the Trust financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, and other periodic reports (as mutually agreed upon), including tax footnote disclosures where applicable;

(b)	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

(c)	Prepare for the review by designated officer(s) of the Trust financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

(d)	Prepare for the review by designated officer(s) of the Trust annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

(e)	Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Trust as well as preparation of Board compliance materials;

(f)	Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;

(g)	Prepare and disseminate vendor survey information;

(h)	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

(i)	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator; and

(j)	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

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SCHEDULE B2

Fund Administration Tax Services and Fund Administration Legal Services

Fund Administration Tax Services

(a)	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales, all other required book/tax differences to be mutually agreed upon by the parties and all tax financial statement disclosure;

(b)	Prepare the Funds’ annual federal, state, and local income and any excise tax returns and extension requests for review and for execution and filing by the Trust’s independent accountants and execution and filing by the Trust’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

(c)	Prepare annual shareholder reporting information relating to Form 1099-DIV;

(d)	Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations;

(e)	Review periodic income distribution calculations, including estimates, and annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration; and

(f)	Participate in discussions of potential tax issues with the Funds and the Funds’ audit firm.

Tax services, as described in this Schedule B2, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

Fund Administration Legal Services

(a)	Prepare the agenda and resolutions for all requested Board of Trustees (the “Board”), Independent Trustees, and committee meetings, make presentations to the Board, Independent Trustees and committee meetings where appropriate or upon reasonable request, prepare minutes for such Board, Independent Trustees, and committee meetings, prepare scripts, inspector’s reports and other materials for the Trust’s shareholder meetings and attend and prepare minutes of such meetings;

(b)	Prepare for filing with the SEC the following documents: Form N-CSR, Form N-PX and all amendments to the Registration Statement, including updates of the Prospectus and SAI for the Fund(s) and any supplements to the Prospectus and SAI for the Fund(s);

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(c)	Prepare for filing with the SEC proxy statements on Schedule 14A and proxy or information statement/prospectus on Form N-14 and provide consultation on proxy solicitation matters;

(d)	Maintain general Board calendars and regulatory filings calendars;

(e)	Maintain copies of the Trust’s Declaration of Trust, By-laws and other corporate records of the Trust as may be mutually agreed upon;

(f)	Assist in developing guidelines and procedures and periodically reviewing the Trust’s 1940 Act Rule 38a-1 compliance policies and procedures manual;

(g)	Assist the Trust in preparing for and the handling of regulatory examinations, inquiries and investigations, including working closely with the Trust’s legal counsel in response to any non-routine regulatory matters;

(h)	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Trust, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

(i)	Coordinate the printing of the prospectus and shareholder financial reports;

(j)	Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations; and

(k)	Provide an in-person representative at regularly scheduled quarterly Board meetings to prepare minutes for such Board meetings.

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SCHEDULE B2(i)

CONSENT TO DISCLOSE TAX RETURN INFORMATION

Federal law prohibits our disclosing, without your consent, your federal tax return information to third parties or our use of that information for purposes other than the preparation of your return.

Subject to the terms and conditions of the Administration Agreement dated January 18, 2023 (the “Administration Agreement”) between STATE STREET BANK AND TRUST COMPANY (“we” or “State Street”) and DRIVEWEALTH ETF TRUST (“you” or the “Customer”), we may subcontract portions of our Fund Administration Tax Services (the “Tax Services”) to State Street affiliates and/or other subcontractors. By signing below, you hereby authorize us to provide any and all information, including your entire tax return information for all past, present, and future years, that we receive in connection with this engagement to the State Street affiliates listed on Schedule B2(ii), for the purpose of providing the Tax Services set forth in the Administration Agreement and for related administration and regulatory compliance purposes.

Your consent will be valid as long as the Administration Agreement remains in effect. Notwithstanding the foregoing, you may revoke your consent with regards to Tax Services at any time by providing written notice to us. By signing below, you agree that if you revoke your consent we may refuse to perform Tax Services and/or alter the fees we charge for such Tax Services.

In lieu of consenting to this disclosure, you have the right to request a more limited disclosure of tax return information. In the event that the service model changes as a result of your revocation or limitation on this consent, you agree to negotiate an equitable adjustment to the applicable fee schedule in good faith.

DRIVEWEALTH ETF TRUST

By:	/s/ Christopher Quinn

Name (printed):	Christopher Quinn

Title:	President

Date: January 18, 2023

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SCHEDULE B2(ii)

•	State Street Corporate Services Mumbai Private Limited
•	KPMG LLP
•	Grant Thornton LLP

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SCHEDULE B3

Fund Administration and Fund Accounting Services

(a)	Maintain market value of assets in each Fund at the frequency agreed with the Client, using the Authorized Data Sources and in accordance with the methodologies and tolerance checks agreed with the Client.

(b)	Calculate market value of assets in each Fund at the frequency agreed with the Client, using the Authorized Data Sources and in accordance with the methodologies and tolerance checks agreed with the Client.

(c)	Notify the Client of any securities that cannot be priced in accordance with the agreed methodology and Authorized Price Sources and provide stale price report whenever any security cannot be priced for the period agreed with the Client (e.g. 5 consecutive days).

(d)	Record the accrual of income to be received by each Fund and the receipt of all income by each Fund.

(e)	Amortize the fixed income assets for each Fund in accordance with the amortization methodology agreed with the Client.

(f)	Accrue expenses for each Fund in accordance with methodology agreed with the Client, including accruals for tax provisions and management / performance fees and fees for all other service providers (as relevant).

(g)	Review any significant differences between accruals and payments.

(h)	Record investment transactions (e.g. purchases, sales and transfers) for each Fund as notified by the Client or its investment manager/other agents (including transactions in derivatives, foreign currencies and unlisted pooled funds, as relevant).

(i)	Record capital activity as required for each Fund.

(j)	Record the impact of corporate actions on the securities in each Fund, using information received from Client, its custodian/broker and/or standard commercial services.

(k)	Calculate the net asset value of each Fund and net asset value per share or unit of ownership (as applicable) of each Fund in accordance with the valuation methodology in the Governing Documents and at the frequency agreed with the Client.

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(l)	Perform book basis profit and loss allocations for partnership structures.

(m)	Publish/distribute NAV information as agreed with the Client.

(n)	Perform agreed reconciliations of the accounting books and records to the records maintained by the investment manager or Client’s other service providers and counterparties (e.g., custodians, prime brokers, investment managers, banks etc.) at the frequency agreed with the Client.

(o)	Work with relevant third party and/or Client to resolve any identified exceptions.

(p)	Record value of derivatives for each Fund in the accounting books and records from Authorized Data Sources and reconcile the derivatives so recorded to the positions reported by brokers/counterparties.

(q)	If applicable, calculate and record variation margin in the accounting books and records and reconcile to variation margin reported by brokers/counterparties.

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SCHEDULE B4

Fund Administration CFTC Services

Subject to the authorization and direction of the Trust, State Street will provide the CFTC Services set forth on Schedule B4 (the “CFTC Services”) to assist the Funds, the Trust and/or its affiliates in complying with applicable CFTC compliance testing and reporting requirements.

Limitation of Responsibilities. With regard to the CFTC Services, the Administrator’s responsibilities are limited to the provision of the CFTC Services described in Schedule B4. These responsibilities do not include: (i) determination of the Trust’s status as a Commodity Pool Operator (a “CPO”), (ii) the determination of the Trust’s eligibility for an exclusion from classification as a CPO, or (iii) the completion and filing of the Form CPO-PQR. Where the Trust uses the Services to comply with any law, representation, agreement or other obligation, State Street makes no representation that any such Services complies with such law, representation, agreement, or other obligation, and State Street has no obligation of compliance with respect thereto. The Trust should contact its legal counsel for specific guidance on compliance with the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). Unless the Trust currently subscribes to fund administration legal services with the Administrator, the CFTC Services do not include assisting the Trust with preparation of annual enhanced prospectus disclosures. Assistance with the registration of an entity as a CPO is not included as a CFTC Service.

Responsibilities of the Trust. The Trust is responsible for providing authorization and direction to the Administrator with respect to the CFTC Services. The Trust is responsible for arranging, in each case where appropriate, for the review and comment by Trust’s independent accountants and legal counsel of CFTC financial information, reports and any filings prepared by the Administrator. In addition, the Trust is solely responsible for determining Trust’s status as a CPO, and/or Trust’s eligibility for an exclusion from classification as a CPO.

The Trust shall be responsible for accurately and timely supplying the Administrator with complete financial, organizational and other information, and/or arranging for the provision of such information from third parties, as may be required in order for the Administrator to provide the CFTC Services, and any information requested by the Administrator in connection with the foregoing. The Administrator is authorized and instructed to rely upon the information it receives from the Trust or any third party (including, without limitation, the Trust’s third party administrator(s), custodian(s), prime broker(s), and other service providers to the Trust) authorized by the Trust to provide such information to the Administrator and on any instructions received from the Trust. The Trust and any third party from which the Administrator shall receive or obtain certain records, reports and other data included in the CFTC Services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof, and the Administrator shall be entitled to rely on such records, reports and other data as provided to the Administrator by the Trust or any third party, and any instructions provided to the Administrator by the Trust, and shall have no responsibility for making any interpretive determinations with respect thereto. The Administrator has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information, or instructions, and shall be without liability for any loss or damage suffered by the Trust as a result of the Administrator’s reliance on and utilization of such information or instructions believed by it to be genuine and to have been properly issued by or on behalf of the Trust or such third party. The Administrator shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Trust or any third party to provide it with the information required.

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CFTC financial reporting, compliance testing and exclusion filing services

Subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by Trust’s independent accountants and legal counsel, and in accordance with procedures that may be established from time to time between the Trust and the Administrator, the Administrator will:

(a)	Perform daily testing for compliance with the CFTC initial margin test and the CFTC net notional test; and

(b)	As applicable, prepare the Trust’s initial and annual Rule 4.5 notice of exclusion from classification as a CPO under the Commodity Exchange Act and file such initial and annual notice with the National Futures Association.

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SCHEDULE B5

Fund Administration Money Market Fund Services

(for any Fund that is a Money Market Fund)

(a)	Prepare for posting on the Fund’s website daily each money market fund’s market-based NAVs;

(b)	Prepare for posting on the Fund’s website each money market fund’s daily liquid assets and weekly liquid assets;

(c)	Prepare for posting on the Funds’ website each money market fund’s inflows/outflows;

(d)	Prepare for posting on the Fund’s website each money market funds’ monthly schedule of portfolio investments;

(e)	Prepare and coordinate each money market fund’s monthly filing of Form N-MFP;

(f)	Provide periodic testing of the Fund with respect to compliance with certain Rule 2a-7 diversification requirements, including aggregation of affiliates testing, the 10% or 15% basket test and asset backed securities testing; and

(g)	Prepare and coordinate each Fund’s filings of Form N-CR

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SCHEDULE B6

Fund Administration Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services”), Quarterly Portfolio of Investments Services and Liquidity Risk Measurement Services (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule B6, the “Services”)

(a) N-PORT and N-CEN Reporting Solution (Data and Filing):

•	Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Trust (including from any third parties with whom the Trust will need to coordinate in order to produce such data, documentation, and information), the Administrator will use required data, documentation, assumptions, information and assistance from the Trust, the Administrator’s internal systems and, in the case of Trusts not administered by the Administrator or its affiliates, third party Trust administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) data sets provided by the Administrator consistent with the categories of information in data templates and the Trust’s reporting profile and Onboarding Checklist (as defined below), and maintain records of such data sets; (ii) a monthly draft Form N-PORT standard template for review and approval by the Trust and (iii) annual updates of Form N-CEN for review and approval by the Trust.

•	The Trust acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

•	Following review and final approval by the Trust of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of the Trust, the Administrator will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and maintain a record thereof in accordance with this Agreement and (ii) when required, electronically submit such filing to the SEC.

The Form N-PORT Services will be provided to each Fund as set forth in the attached Annex 1. The Form N- CEN Services will be provided to the Trust as set forth in the attached Annex 1. Annex 1 may be updated from time to time upon the written request of the Trust through an updated Annex 1 signed by both parties.

(b) Quarterly Portfolio of Investments Services:

•	Subject to the receipt of all Required Data, and as a component of the Form N- PORT and Form N-CEN Support Services, the Administrator will use such Required Data from the Trust, the Administrator’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP, as of the Trust’s first and third fiscal quarter-ends.

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•	Following review and final approval by the Trust of each such draft of the Portfolio of Investments, and at the direction of and on behalf of the Trust, the Administrator will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

(c) Liquidity Risk Measurement Services:

•	The Administrator will provide the following liquidity risk measurement services (“Liquidity Risk Measurement Services”) to the Trust:

•	As applicable, the Administrator will provide the Trust with Liquidity Risk Measurement Services that will provide calculation of security level exposure, characteristics, liquidity analytics, including days to liquidate, liquidity scores, fixed income cost to liquidate, stress testing and redemption flow analysis. Liquidity analytics will be calculated daily, weekly, or monthly (as per written agreement between the Administrator and the Trust) and, as applicable, aggregated monthly for purposes of inclusion in the Administrator’s standard N-PORT filing template. Services also will include the Administrator’s standard liquidity Trust profile report and online access to the Administrator’s dynamic risk reporting tools via my.statestreet.com which enable Trusts to analyze and generate risk reporting.

•	The Liquidity Risk Measurement Services will be provided to each Fund of the Trust as set forth in the attached Annex 1, which shall be executed by the Administrator and the Trust. Annex 1 may be updated from time to time upon the written request of the Trust and by virtue of an updated Annex 1 that is signed by both parties.

Trust Duties, Representations and Covenants in Connection with the Services.

The provision of the Services to the Trust by the Administrator is subject to the following terms and conditions:

1. The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Trust or its affiliates or any Fund, pooled vehicle, security or other investment or portfolio regarding which the Trust or its affiliates provide services or is otherwise associated (“Trust Entities”) that is generated or aggregated by the Administrator or its affiliates in connection with services performed on the Trust’s behalf or otherwise prepared by the Administrator (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). The Administrator’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Trust shall be as provided in such respective other agreements between the Administrator or its affiliates and the Trust relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Trust Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Administrator’s or its affiliates’ obligations to the Trust under the Other Trust Agreements.

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In connection with the provision of the Services by the Administrator, the Trust acknowledges and agrees that it will be responsible for providing the Administrator with any information requested by the Administrator, including, but not limited to, the following:

(A)      Arranging for the regular provision of all Required Data (including State Street Data, where applicable) and related information to the Administrator, in formats compatible with Administrator-provided data templates including, without limitation, Required Data and the information and assumptions required by the Administrator in connection with a Trust reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Administrator, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Administrator for such purposes from time to time, for all Funds receiving services under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Trust), including, without limitation, arranging for the provision of data from the Trust, its affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to the Administrator (or any of its affiliates) in its capacity as administrator to one or more Trusts, the Administrator and the Trust will agree on the scope of the information to be extracted from the Administrator’s or any of its affiliate’s systems for purposes of the Administrator’s provision the Services, subject to the discretion of the Administrator, and the Administrator is hereby expressly authorized to use any such information as necessary in connection with providing the Services, hereunder; and

(B)      Providing all required information and assumptions not otherwise included in Trust data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for the Administrator to provide the Services.

The following are examples of certain types of information that the Trust is likely to be required to provide with respect to the Trust and each Fund pursuant to Sections 1(A) and 1(B) above, and the Trust hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN or any changes in requirements relating to the provision of Liquidity Risk Measurement Services:

•	SEC filing classification of the Trust (i.e., small or large filer);
•	Identification of any data sourced from third parties;
•	Identification of any securities reported as Miscellaneous; and
•	Any Explanatory Notes included in N-PORT Section E.

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2. The Trust acknowledges that it has provided or prior to the commencement of Services will have provided, to the Administrator all material assumptions used by the Trust or that are expected to be used by the Trust in connection with the completion of Form N-PORT and Form N-CEN and the provision of the Services, and that it has approved, or prior to the commencement of Services with have approved, all material assumptions used by the Administrator in the provision of the Services prior to the first use of the Services. The Trust will also be responsible for promptly notifying the Administrator of any changes in any such material assumptions previously notified to the Administrator by the Trust or otherwise previously approved by the Trust in connection with the Administrator’s provision of the Services. The Trust acknowledges that the completion of Form N-PORT and Form N-CEN and the provision of the Services, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•	Investment classification of positions;
•	Assumptions necessary in converting data extracts;
•	General operational and process assumptions used by the Administrator in performing the Services; and
•	Assumptions specific to the Trust and the Funds.

The Trust hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Trust (and/or the Administrator on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3. The Trust acknowledges and agrees on the following matters:

(A)      The Trust has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Trust has determined that the Services are suitable for its purposes. None of the Administrator or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Administrator, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B)      The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Administrator is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Administrator is not providing any customization, guidance, or recommendations. Where the Trust uses Services to comply with any law, regulation, agreement, or other Trust obligation, the Administrator makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Administrator has no obligation of compliance with respect thereto.

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(C)      The Trust may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Administrator in connection with the Services and provided by the Administrator to the Trust (“Materials”) provided, that the term “Materials” shall not include the Trust or Funds’ underlying data unmodified by the Services or the as-filed versions of the Form N-PORT, Form N-CEN and Portfolio of Investments filings) as follows: (a) for the internal business purpose of the Trust or the relevant fund relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Trust may also redistribute the Materials, or an excerpted portion thereof, to its Board of Trustees, investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Trust (each a “Permitted Person”); provided, however, (i) the Trust may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Trust has separate license rights with respect to the use of such Third Party Data, or (iii) the Trust may not use the Services or Materials in any way to compete or enable any third party to compete with the Administrator. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Trust, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Trust or any Permitted Persons (collectively, including the Trust, “Trust Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Trust has separate license rights with respect to the use of such Third Party Data). Without limitation, Trust Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

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(D)      The Trust shall limit the access and use of the Services and the Materials by any Trust Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Trust shall be responsible and liable for all acts and omissions of any Trust Parties.

(E)      The Services, the Materials and all confidential information of the Administrator (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of the Administrator. The Trust has no rights or interests with respect to all or any part of the Services, the Materials or the Administrator’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Trust automatically and irrevocably assigns to the Administrator any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Administrator’s confidential information, including, for the avoidance of doubt and without limitation, any Trust Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Administrator (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Trust.

(F)      The Administrator may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

[Remainder of Page Intentionally Left Blank]

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ANNEX 1

DRIVEWEALTH ETF TRUST

Further to the Administration Agreement dated as of January 18, 2023 between DriveWealth ETF Trust (the “Trust”) and State Street Bank and Trust Company (the “Administrator”), the Trust and the Administrator mutually agree to update this Annex 1 by adding and/or removing Funds, as applicable:

Form N-PORT and N-CEN Services
Name of Trust	Service Type
DriveWealth ICE 100 Index ETF	N-PORT and N-CEN Reporting Solution (Data and Filing)

Liquidity Risk Measurement Services
Name of Trust	Frequency
DriveWealth ICE 100 Index ETF	Daily

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IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex I as of the last signature date set forth below.

DRIVEWEALTH ETF TRUST

By:	/s/ Christopher Quinn
Name:	Christopher Quinn
Title:	President
Address:	15 Exchange Place, 10th Floor
Jersey City, New Jersey 07302

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Danielle Capobianco
Name:	Danielle Capobianco
Title:	Vice President
Address:	State Street Financial Center
One Lincoln Street
Boston, MA 02111

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